Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors

Fidelity National Information Services, Inc.:
We consent to the incorporation by reference in the registration statements Form S-8 (File Nos. 333-63342, 333-64462, 333-103266, 333-131601, 333-131602, 333-132844, 333-132845, 333-138654, and 333-146080) and on Form S-3 (No. 333-131593) of Fidelity National Information Services, Inc. and subsidiaries and affiliates (the “Company”) of our reports dated February 29, 2008 with respect to the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated and combined statements of earnings, comprehensive earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of the Company.
Our report on the consolidated and combined financial statements refers to the completion of the Company’s acquisition of eFunds Corporation effective September 12, 2007 and the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.
/s/ KPMG LLP
February 29, 2008
Jacksonville, Florida
Certified Public Accountants